Exhibit 4.2

DESCRIPTION OF THE REGISTRANT'S COMMON STOCK

The common stock of McorpCX, Inc. (the “Company,” “we,” “us” or “our”) is traded in the United States on the OTCQB Venture Marketplace, operated by the OTC Markets Group under the symbol “MCCX.” and on the TSX Venture Exchange in Canada under the symbol “MCX”. All outstanding shares of common stock are validly issued, fully-paid and nonassessable.

The following is a summary of the terms of our common stock. This summary does not purport to be complete, and is subject to, and qualified in its entirety by the full text of our Articles of Incorporation, as amended (the “Articles”) and the Company’s Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K. We encourage you to read our Articles, our Bylaws and the applicable provisions of the California Corporations Code (the “Act”).

Voting Rights. Holders of our common stock are entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of shareholders. A corporate action voted on by shareholders generally is approved, provided a quorum is present, if the action receives the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote on such action. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company’s board of directors out of funds legally available for that purpose.

Rights upon Liquidation. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of our common stock are entitled to share ratably in all remaining assets available for distribution to shareholders after payment of, or provision for, our liabilities, subject to prior distribution rights of shares of the preferred stock, if any, then outstanding.

Preemptive Rights. Holders of our common stock do not have any preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other of our securities.

Authorized but Unissued Shares of Common Stock

We are authorized under our articles of incorporation, as amended, to issue up to 500,000,000 shares of common stock.